Company Contact: Eric K. Hagen	February 21, 2017
Title: Vice President, Investor Relations	For immediate release
Phone: 303.837.1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces Fourth Quarter 2016 Financial and Operating Results

·	Q4 2016 Net Cash Provided by Operating Activities of $236.8 Million Exceeded Capex by $114.9 Million

·	Q4 2016 Average Production of 118,890 BOE/d Above High End of Guidance; Williston Basin Production Grew 3% Sequentially

·	Q4 2016 LOE at Low End of Guidance at $8.01 per BOE

·	Full-Year 2016 Capex on Target at $554 million

·	Williston Basin 90-Day Average Production Rate per Well in 2016 Increased 42% over 2015 and 84% over 2014

·	Large Volume Completions Continued to Exceed Expectations with a 30-Day Average Rate per Well of 1,754 BOE/d in the Fourth Quarter

·	2017 Quarterly Production Forecast to Grow 23% from Q1 to Q4

DENVER – February 21, 2017 – Whiting's (NYSE: WLL) production in the fourth quarter 2016 totaled 10.9 million barrels of oil equivalent (MMBOE), comprised of 84% crude oil/natural gas liquids (NGLs).  Fourth quarter 2016 production averaged 118,890 barrels of oil equivalent per day (BOE/d), above the high end of guidance (117,390 BOE/d) and an increase from the third quarter when adjusted for asset sales.(1) Enhanced completions contributed to production exceeding guidance and to lease operating expense (LOE) per BOE coming in at the low end of guidance. LOE also benefited from the sale of higher cost properties and continued efficiency gains in the field.

(1)
Third quarter 2016 average production of 119,890 BOE/d included 2,320 BOE/d from properties divested in the North Ward Estes transaction that closed on July 27, 2016.  Adjusting for these divested volumes, third quarter production averaged 117,570 BOE/d.

James J. Volker, Whiting's Chairman, President and CEO, commented, "Whiting delivered another strong quarter.  Production grew sequentially when adjusted for asset sales and exceeded the high end of our forecast.  Operating expense was at the low end of guidance.  We achieved this while generating operating cash flow that exceeded our capital expenditures.  Also, our efforts to reshape our balance sheet came to fruition this quarter. We announced the $375 million sale of our North Dakota midstream assets.  We received the proceeds on January 3, 2017 and used $275 million to redeem all of our outstanding 2018 notes on February 2, 2017.  Since the beginning of 2016, we have sold $725 million of non-core properties and used the proceeds to improve our balance sheet.  Asset sales combined with innovative debt exchange transactions and free cash flow reduced debt by $2.4 billion or 42% since March 2016."

Mr. Volker continued, "In 2016, we worked to position the company for strong growth through balance sheet improvement and a focus on operational improvements that resulted in a 42% increase in per well productivity over 2015.  In 2017, we are focused on increasing production, reserves and net asset value through a capital efficient plan that further enhances our balance sheet metrics through growth.  We project a total capital budget of $1.1 billion in 2017. Based on this capital plan, we forecast that production grows 23% from first quarter to fourth quarter 2017."

Operating and Financial Results
The following table summarizes the operating and financial results for the fourth quarter of 2016 and 2015, including non-cash charges recorded during those periods:

	Three Months Ended
	December 31,
	2016	2015
Production (MBOE/d) (1)	118.89	155.21
Net cash provided by operating activities-MM	$236.8	$150.1
Discretionary cash flow-MM (2)	$170.9	$221.9
Realized price ($/BOE)	$33.27	$34.12
Total operating revenues-MM	$342.7	$418.0
Net loss available to common shareholders-MM (3)(4)(5)	$(173.3)	$(98.7)
Per basic share	$(0.59)	$(0.48)
Per diluted share	$(0.59)	$(0.48)

Adjusted net loss available to common shareholders-MM (6)	$(82.6)	$(87.8)
Per basic share	$(0.28)	$(0.43)
Per diluted share	$(0.28)	$(0.43)

(1)	Fourth quarter 2015 includes 10,040 BOE/d from properties that have since been divested.
(2)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(3)
Net loss available to common shareholders includes $49 million of pre-tax, non-cash derivative losses and $33 million of pre-tax, non-cash derivative gains for the three months ended December 31, 2016 and 2015, respectively.

(4)
Net loss available to common shareholders includes a pre-tax, non-cash charge of $244 million for the acceleration of unamortized debt discounts recorded to interest expense in connection with the conversion of the Company's mandatory convertible notes in December 2016.

(5)
During the year ended December 31, 2016, the Company's note exchange transactions resulted in an ownership shift under Section 382 of the Internal Revenue Code and will limit the Company's usage of certain of its net operating losses and tax credits in the future.  During the fourth quarter, the Company reversed $195 million of the valuation allowances it previously recognized in July 2016, as the Company anticipates that it will be able to utilize more of its net operating losses and tax credits in the future.  This resulted in a total year-to-date charge of $259 million.

(6)	A reconciliation of net loss available to common shareholders to adjusted net loss available to common shareholders is included later in this news release.

The following table summarizes the operating and financial results for the full year 2016 and 2015, including non-cash charges recorded during those periods:

	Year Ended
	December 31,
	2016	2015
Production (MBOE/d) (1)	129.89	163.20
Net cash provided by operating activities-MM	$595.0	$1,051.4
Discretionary cash flow-MM (2)	$587.9	$1,131.7
Realized price ($/BOE)	$30.22	$38.76
Total operating revenues-MM	$1,285.0	$2,092.5
Net loss available to common shareholders-MM (3)(4)(5)(6)	$(1,339.1)	$(2,219.2)
Per basic share	$(5.32)	$(11.35)
Per diluted share	$(5.32)	$(11.35)

Adjusted net loss available to common shareholders-MM (7)	$(548.8)	$(156.0)
Per basic share	$(2.18)	$(0.80)
Per diluted share	$(2.18)	$(0.80)

(1)	The year ended December 31, 2015 includes 10,425 BOE/d from properties that have since been divested.
(2)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(3)
Net loss available to common shareholders includes $151 million of pre-tax, non-cash derivative losses and $2 million of pre-tax, non-cash derivative gains for the years ended December 31, 2016 and 2015, respectively.

(4)
Net loss available to common shareholders includes a pre-tax, non-cash charge of $244 million for the acceleration of unamortized debt discounts recorded to interest expense in connection with the conversion of the Company's mandatory convertible notes in December 2016.

(5)	Net loss available to common shareholders includes a pre-tax, non-cash loss on extinguishment of debt of $42 million and $18 million for the years ended December 31, 2016 and 2015, respectively.
(6)
During the year ended December 31, 2016, the Company's note exchange transactions resulted in an ownership shift under Section 382 of the Internal Revenue Code and will limit the Company's usage of certain of its net operating losses and tax credits in the future.  Accordingly, the Company recorded valuation allowances against certain of its deferred tax assets totaling $259 million.

(7)	A reconciliation of net loss available to common shareholders to adjusted net loss available to common shareholders is included later in this news release.

Whiting Closes North Dakota Midstream Asset Sale and Redeems 2018 Notes
As previously announced, Whiting closed the sale of its North Dakota midstream assets in January 2017 and received approximately $375 million of proceeds.  It subsequently used $275 million of these proceeds to redeem all of its outstanding 2018 Senior Subordinated Notes on February 2, 2017.  The remainder was applied to reduce the outstanding balance on the Company's credit facility.

2017 Capital Budget and Production Forecast
Whiting projects a 2017 capital budget of $1.1 billion.  The Company plans to invest $1,060 million of the 2017 capital budget on development activity in its core Williston Basin and DJ Basin areas, which represents 96% of the total budget.  It plans to run five rigs and spend $580 million on development activities in the Williston Basin where it targets the Bakken/Three Forks formations and run one rig and spend $420 million on development activities in the DJ Basin where it targets the Niobrara "A", "B" and "C" zones and the Codell/Fort Hays formations.  The DJ Basin activities include the planned completion of 105 drilled uncompleted (DUC) wells.  In addition, $60 million has been budgeted for non-operated drilling located primarily in the Williston Basin.

Based on the 2017 capital budget, the Company forecasts 2017 production of 45.0 to 46.0 MMBOE (123,000 to 126,000 BOE/d).  Production is forecast to increase to a fourth quarter average rate of 140,000 BOE/d.  This equates to a 23% projected increase from first quarter to fourth quarter 2017.

Proved Reserves at December 31, 2016
At December 31, 2016, Whiting's proved reserves totaled 615.5 MMBOE. 47% of year-end 2016 proved reserves were proved developed reserves and 81% of year-end 2016 proved reserves were crude oil and NGLs.  Adding back asset sales that totaled 114.4 MMBOE and applying a price neutral (equivalent to the SEC 2015 price deck case) scenario, proved reserves would have totaled 851.5 MMBOE. (1)  This represents an increase of 4% relative to year-end 2015 despite a 76% decrease in capital spending from $2.3 billion in 2015 to $554 million in 2016.

Operations Update

Whiting controls 735,968 gross (443,839 net) acres in the Williston Basin and 157,178 gross (132,184 net) acres at its Redtail play in the DJ Basin.  In the fourth quarter 2016, total net production for the Company averaged 118,890 BOE/d.  The Bakken/Three Forks play in the Williston Basin averaged 108,850 BOE/d, an increase of 3% over the third quarter.  The Redtail Niobrara/Codell play in the DJ Basin averaged 9,210 BOE/d.

(1)	The SEC 2016 reserve price deck case was $42.75 per barrel of oil and $2.49 per MMBtu of gas. The SEC 2015 reserve price deck case was $50.28 per barrel of oil and $2.58 per MMBtu of gas.

Increase in 90-Day Average Production Rate per Well Reflects Quality of Whiting Acreage and Technology.  In 2016, Whiting's 90-day production rate per well in the Williston Basin averaged 1,057 BOE/d.  This was a 42% increase over 2015 and an 84% increase over 2014. The Company attributes this primarily to an improvement in completion technology in combination with high-graded drilling activity.  Since 2014, Whiting has more than doubled the sand volume per well from 3.6 million pounds to over 8 million pounds.  It has also increased the number of effective entry points through the addition of perforation clusters and the application of diverter technology.  These technology improvements create a more extensive fracture network near the wellbore that enhances well productivity and ultimate recovery from the reservoir.

Williston Basin Large Volume Completions Continue to Exceed Expectations.  During the fourth quarter, Whiting completed 25 new wells that produced for 30 or more days. The average 30-day production rate for these wells was 1,754 BOE/d.  The average well was completed with 8.5 million pounds of sand.  Four of the wells completed during the quarter incorporated over 10 million pounds of sand.  On average, these wells are tracking a 1.5 MMBOE type curve.

Testing Enhanced Completions and Longer Laterals at Redtail.  In January 2017, Whiting put a completion crew to work at its Redtail play in Weld County, Colorado that targets the Niobrara "A", "B" and "C" zones and the Codell/Fort Hays formations.  The Company plans to test enhanced completion designs that incorporate additional frac stages (50 versus a standard of 40) and higher sand volumes (8 million pounds versus a standard of 4.5 million pounds) in a 7,500' lateral.  It also plans to complete approximately 34 longer lateral (10,000' versus a standard of 7,500') wells in 2017.

Other Financial and Operating Results
The following table summarizes the Company's net production and commodity price realizations for the quarters ended December 31, 2016 and 2015:

	Three Months Ended
	December 31,
	2016	2015	Change
Production
Oil (MMBbl)	7.55	10.87	(31%)
NGLs (MMBbl)	1.69	1.64	3%
Natural gas (Bcf)	10.20	10.61	(4%)
Total equivalent (MMBOE) (1)	10.94	14.28	(23%)

Average sales price
Oil (per Bbl):
Price received	$40.16	$35.33	14%
Effect of crude oil hedging (2)	2.81	6.37
Realized price	$42.97	$41.70	3%
Weighted average NYMEX price (per Bbl) (3)	$49.26	$42.16	17%
NGLs (per Bbl):
Realized price	$12.11	$10.98	10%
Natural gas (per Mcf):
Realized price	$1.87	$1.50	25%
Weighted average NYMEX price (per MMBtu) (3)	$2.98	$2.17	37%

(1)	Fourth quarter 2015 includes 10,040 BOE/d from properties that have since been divested.
(2)
Whiting received $21 million and $69 million in pre-tax cash settlements on its crude oil hedges during the fourth quarter of 2016 and 2015, respectively.  A summary of Whiting's outstanding hedges is included later in this news release.

(3)	Average NYMEX prices weighted for monthly production volumes.

Fourth Quarter and Full-Year 2016 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(per BOE, except production)
Production (MMBOE)	10.94	14.28	47.54	59.57

Sales price, net of hedging	$33.27	$34.12	$30.22	$38.76
Lease operating expense	8.01	8.41	8.31	9.32
Production tax	2.71	2.63	2.29	3.07
Cash general & administrative	2.61	2.21	2.55	2.43
Exploration	0.57	2.48	0.96	2.41
Cash interest expense	4.51	5.09	4.67	4.83
Cash income tax benefit	(0.67)	-	(0.15)	(0.01)
	$15.53	$13.30	$11.59	$16.71

Fourth Quarter and Full-Year 2016 Drilling and Expenditures Summary
The table below summarizes Whiting's operated and non-operated drilling activity and capital expenditures for the three months and full-year ended December 31, 2016.

Gross/Net Wells Completed
			Total New	% Success	CAPEX
	Producing	Non-Producing	Drilling	Rate	(in MM)
Q4 16	25 / 10.0	- / -	25 / 10.0	100% / 100%	$ 121.9 (1)
12M 16	89 / 48.2	- / -	89 / 48.2	100% / 100%	$ 553.6 (2)

(1)	Includes $11 million for non-operated drilling and completion, $1 million for land and $1 million for facilities.
(2)
Includes $41 million for non-operated drilling and completion, $18 million in drilling rig early termination fees, $10 million for facilities and $4 million for land. During 2016, Whiting incurred $125 million in capital expenditures on approximately 105 wells which remained uncompleted as of December 31, 2016.

Outlook for First Quarter and Full-Year 2017
The following table provides guidance for the first quarter and full-year 2017 based on current forecasts, including Whiting's full-year 2017 capital budget of $1.1 billion:

Guidance
	First Quarter	Full Year
	2017	2017
Production (MMBOE)	10.2 - 10.6	45.0 - 46.0
Lease operating expense per BOE	$ 8.50 - $ 9.50	$ 8.50 - $ 9.20
General and administrative expense per BOE	$ 2.90 - $ 3.40	$ 2.80 - $ 3.30
Interest expense per BOE (1)	$ 4.40 - $ 5.20	$ 4.00 - $ 4.60
Depreciation, depletion and amortization per BOE	$ 24.00 - $ 25.00	$ 23.50 - $ 24.50
Production taxes (% of sales revenue)	8.6% - 9.4%	8.6% - 9.4%
Oil price differentials to NYMEX per Bbl (2)	($ 9.00) - ($ 10.00)	($ 8.50) - ($ 9.50)
Gas price differential to NYMEX per Mcf	($ 1.00) - ($ 1.30)	($ 1.00) - ($ 1.30)

(1)	Includes non-cash interest expense primarily related to Whiting's convertible 2020 notes. Full-year 2017 cash interest expense is projected at $3.30 - $3.90 per BOE.
(2)	Does not include the effects of NGLs.

Commodity Derivative Contracts
Whiting is 53% hedged for 2017 as a percentage of December 2016 production.  The following summarizes Whiting's crude oil hedges as of January 3, 2017:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Crude	NYMEX Price	December 2016
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production
Three-way collars (1)	2017
	Q1	1,050,000	$34.76 - $45.00 - $60.26	42.7%
	Q2	1,050,000	$34.76 - $45.00 - $60.26	42.7%
	Q3	1,050,000	$34.76 - $45.00 - $60.26	42.7%
	Q4	1,050,000	$34.76 - $45.00 - $60.26	42.7%
	2018
	Q1	200,000	$40.00 - $50.00 - $61.40	8.1%
	Q2	200,000	$40.00 - $50.00 - $61.40	8.1%
	Q3	200,000	$40.00 - $50.00 - $61.40	8.1%
	Q4	200,000	$40.00 - $50.00 - $61.40	8.1%
Collars	2017
	Q1	250,000	$53.00 - $70.44	10.2%
	Q2	250,000	$53.00 - $70.44	10.2%
	Q3	250,000	$53.00 - $70.44	10.2%
	Q4	250,000	$53.00 - $70.44	10.2%

(1)
A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

Selected Operating and Financial Statistics

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Selected operating statistics:
Production
Oil, MBbl	7,550	10,871	33,992	47,175
NGLs, MBbl	1,688	1,640	6,642	5,539
Natural gas, MMcf	10,202	10,612	41,438	41,129
Oil equivalents, MBOE	10,938	14,279	47,540	59,570
Average prices
Oil per Bbl (excludes hedging)	$40.16	$35.33	$34.36	$40.95
NGLs per Bbl	$12.11	$10.98	$8.88	$12.67
Natural gas per Mcf	$1.87	$1.50	$1.40	$2.20
Per BOE data
Sales price (including hedging)	$33.27	$34.12	$30.22	$38.76
Lease operating	$8.01	$8.41	$8.31	$9.32
Production taxes	$2.71	$2.63	$2.29	$3.07
Depreciation, depletion and amortization	$24.75	$22.50	$24.64	$20.87
General and administrative	$3.17	$2.72	$3.09	$2.90
Selected financial data: (In thousands, except per share data)
Total operating revenues	$342,695	$417,952	$1,284,982	$2,092,482
Total operating expenses	$473,678	$466,902	$2,113,188	$4,735,847
Total other expense, net	$(312,329)	$(97,961)	$(598,564)	$(350,130)
Net loss available to common shareholders	$(173,261)	$(98,689)	$(1,339,102)	$(2,219,182)
Loss per common share, basic	$(0.59)	$(0.48)	$(5.32)	$(11.35)
Loss per common share, diluted	$(0.59)	$(0.48)	$(5.32)	$(11.35)
Weighted average shares outstanding, basic	295,855	204,143	251,869	195,472
Weighted average shares outstanding, diluted	295,855	204,143	251,869	195,472
Net cash provided by operating activities	$236,755	$150,136	$595,010	$1,051,392
Net cash used in investing activities	$(81,724)	$(141,804)	$(222,576)	$(1,982,119)
Net cash provided by (used in) financing activities	$(100,135)	$(30,010)	$(315,262)	$868,680

Selected Financial Data
For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation's Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$55,975	$16,053
Restricted cash	17,250	-
Accounts receivable trade, net	173,919	332,428
Derivative assets	-	158,729
Prepaid expenses and other	26,312	27,980
Assets held for sale	349,146	-
Total current assets	622,602	535,190
Property and equipment:
Oil and gas properties, successful efforts method	13,230,851	13,904,525
Other property and equipment	134,638	168,277
Total property and equipment	13,365,489	14,072,802
Less accumulated depreciation, depletion and amortization	(4,222,071)	(3,323,102)
Total property and equipment, net	9,143,418	10,749,700
Other long-term assets	110,122	104,195
TOTAL ASSETS	$9,876,142	$11,389,085

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share and per share data)

	December 31,
	2016	2015
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$32,126	$77,276
Revenues and royalties payable	147,226	179,601
Accrued capital expenditures	56,830	94,105
Accrued interest	44,749	62,661
Accrued lease operating expenses	45,015	55,291
Accrued liabilities and other	81,166	50,261
Taxes payable	39,547	47,789
Accrued employee compensation and benefits	31,134	32,829
Liabilities related to assets held for sale	538	-
Total current liabilities	478,331	599,813
Long-term debt	3,535,303	5,197,704
Deferred income taxes	475,689	593,792
Asset retirement obligations	168,504	155,550
Deferred gain on sale	35,424	48,974
Other long-term liabilities	33,699	34,664
Total liabilities	4,726,950	6,630,497
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 600,000,000 shares authorized; 367,174,542 issued and 362,013,928 outstanding as of December 31, 2016 and 206,441,303 issued and 204,147,647 outstanding as of December 31, 2015	367	206
Additional paid-in capital	6,389,435	4,659,868
Retained earnings (accumulated deficit)	(1,248,572)	90,530
Total Whiting shareholders' equity	5,141,230	4,750,604
Noncontrolling interest	7,962	7,984
Total equity	5,149,192	4,758,588
TOTAL LIABILITIES AND EQUITY	$9,876,142	$11,389,085

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
OPERATING REVENUES:
Oil, NGL and natural gas sales	$342,695	$417,952	$1,284,982	$2,092,482
OPERATING EXPENSES:
Lease operating expenses	87,605	120,077	395,135	555,392
Production taxes	29,590	37,625	108,715	183,035
Depreciation, depletion and amortization	270,705	321,216	1,171,582	1,243,293
Exploration and impairment	35,903	52,511	121,468	1,881,671
Goodwill impairment	-	4,059	-	873,772
General and administrative	34,651	38,828	146,878	172,616
Derivative (gain) loss, net	27,845	(102,757)	(587)	(217,972)
(Gain) loss on sale of properties	(9,162)	(1,146)	184,567	60,791
Amortization of deferred gain on sale	(3,459)	(3,511)	(14,570)	(16,751)
Total operating expenses	473,678	466,902	2,113,188	4,735,847
LOSS FROM OPERATIONS	(130,983)	(48,950)	(828,206)	(2,643,365)
OTHER INCOME (EXPENSE):
Interest expense	(312,475)	(86,141)	(557,620)	(334,125)
Loss on extinguishment of debt	-	(12,727)	(42,236)	(18,361)
Interest income and other	146	907	1,292	2,356
Total other expense	(312,329)	(97,961)	(598,564)	(350,130)
LOSS BEFORE INCOME TAXES	(443,312)	(146,911)	(1,426,770)	(2,993,495)
INCOME TAX BENEFIT:
Current	(7,305)	-	(7,190)	(357)
Deferred	(262,742)	(48,184)	(80,456)	(773,870)
Total income tax benefit	(270,047)	(48,184)	(87,646)	(774,227)
NET LOSS	(173,265)	(98,727)	(1,339,124)	(2,219,268)
Net loss attributable to noncontrolling interests	4	38	22	86
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(173,261)	$(98,689)	$(1,339,102)	$(2,219,182)
LOSS PER COMMON SHARE:
Basic	$(0.59)	$(0.48)	$(5.32)	$(11.35)
Diluted	$(0.59)	$(0.48)	$(5.32)	$(11.35)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	295,855	204,143	251,869	195,472
Diluted	295,855	204,143	251,869	195,472

WHITING PETROLEUM CORPORATION
Reconciliation of Net Loss Available to Common Shareholders to
Adjusted Net Loss Available to Common Shareholders
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net loss available to common shareholders	$(173,261)	$(98,689)	$(1,339,102)	$(2,219,182)
Adjustments:
Amortization of deferred gain on sale	(3,459)	(3,511)	(14,570)	(16,751)
(Gain) loss on sale of properties	(9,162)	(1,146)	184,567	60,791
Impairment expense	29,716	17,148	75,622	1,738,308
Goodwill impairment (non-taxable)	-	4,059	-	873,772
Penalties for early termination of drilling rig contracts	-	19,061	18,078	94,866
Loss on extinguishment of debt	-	12,727	42,236	18,361
Total measure of derivative (gain) loss reported under U.S. GAAP	27,845	(102,757)	(587)	(217,972)
Total net cash settlements received on commodity derivatives during the period	21,206	69,311	151,738	216,357
Acceleration of unamortized discount upon conversion of mandatory convertible notes (non-taxable)	244,175	-	244,175	-
Tax impact of adjustments above	(24,673)	(4,030)	(170,492)	(704,553)
Tax impact of Section 382 limitation on net operating losses and tax credits	(194,973)	-	259,494	-
Adjusted net loss available to common shareholders(1)	$(82,586)	$(87,827)	$(548,841)	$(156,003)

Adjusted net loss available to common shareholders per share, basic	$(0.28)	$(0.43)	$(2.18)	$(0.80)
Adjusted net loss available to common shareholders per share, diluted	$(0.28)	$(0.43)	$(2.18)	$(0.80)

(1)
Adjusted Net Loss Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting's fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Loss Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Loss Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$236,755	$150,136	$595,010	$1,051,392
Exploration	6,187	35,363	45,846	143,363
Exploratory dry hole costs	(97)	(8,573)	(134)	(9,440)
Changes in working capital	(71,952)	44,929	(52,837)	(53,645)
Discretionary cash flow (1)	$170,893	$221,855	$587,885	$1,131,670

(1)
Discretionary cash flow is a non-GAAP measure.  Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company's ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call
The Company's management will host a conference call with investors, analysts and other interested parties on Wednesday, February 22, 2017 at 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) to discuss Whiting's fourth quarter and full year 2016 financial and operating results. Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10097021. Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328-5506 (U.S.); (866) 450-4696 (Canada) or (412) 317-5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the "Investor Relations" box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Wednesday, February 22, 2017 and continuing through Wednesday, March 1, 2017.  You may access this replay at (877) 344-7529 (U.S.); 855-669-9658 (Canada) or (412) 317-0088 (International) and enter the pass code 10097021.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountains region of the United States.  The Company's largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and Niobrara play in northeast Colorado.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we "expect," "intend," "plan," "estimate," "anticipate," "believe" or "should" or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; the potential impact of changes in laws, including tax reform, that could have a negative effect on the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption "Risk Factors" in our Quarterly Report on Form 10-Q for the period ended September 30, 2016 and Annual Report on Form 10-K for the period ended December 31, 2015.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.